ARTICLES OF AMENDMENT
                         TO ARTICLES OF INCORPORATION OF
                      STATE FINANCIAL SERVICES CORPORATION

       The undersigned officer of State Financial Services Corporation, a Wisconsin corporation (the "Corporation"), does hereby certify:

       FIRST: That the name of the Corporation is State Financial Services Corporation.

       SECOND: That Section 4.1(a) of Article IV of the Corporation's Amended and Restated Articles of Incorporation is hereby amended to provide as follows:

                            ARTICLE IV. Capital Stock

              4.1 Number of Shares and Classes. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is as follows:

                     (a) Common Stock. 25,000,000 shares of Common Stock, having a par value of $0.10 per share.

       THIRD: That the remaining provisions of Article IV of the Corporation's Amended and Restated Articles of Incorporation shall remain unaffected by the Amendment and remain in full force and effect.

       FOURTH: That the Amendment was proposed by the Corporation's Board of Directors on September 25, 1998 and adopted by the Corporation's shareholders on November 5, 1998 in accordance with the Corporation's Amended and Restated Articles of Incorporation and By-Laws, and Section 180.1003 of the Wisconsin Business Corporation Law.

       Executed on behalf of the Corporation as of this ___ day of December, 1998.

                                           STATE FINANCIAL SERVICES CORPORATION


                                           By:
                                               Its:

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This  document was drafted by, and after filing  should be returned to, Gerry L.
Williams,  Foley & Lardner,  777 East  Wisconsin  Avenue,  Milwaukee,  Wisconsin
53202.